Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

You should read the following discussion and analysis in conjunction with the consolidated financial statements and the accompanying notes included in this current report on Form 8-K, and the sections entitled “Risk Factors” in Item 1A, as well as other cautionary statements and risks described elsewhere in our annual report on Form 10-K for the year ended January 31, 2006 and in “Risk Factors” in Part II, Item 1A of our quarterly report on Form 10Q for the quarter ended April 30, 2006, before deciding to purchase, sell or hold our common stock.

Company Overview

We are a leading provider of technology and services for digital video recorders. The subscription-based TiVo service improves home entertainment by providing consumers with an easy way to record, watch, and control television with such features as Season Pass™ recordings, WishList® searches, TiVoToGo™ transfers, and online scheduling. As of January 31, 2006, there were approximately 4.4 million subscriptions to the TiVo service. We distribute the TiVo service through agreements with leading television service providers such as currently DIRECTV and in the future, Comcast, as well as through consumer electronics retailers. We also provide innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research.

Executive Overview and Outlook of Financial Results

During the fiscal year ended January 31, 2006, we experienced growth in our overall subscription base and subscription revenues. Through our continued investment in marketing and research and development, we increased our subscription base, with the majority of our new subscriptions coming from DIRECTV. Additionally, we elected to invest in subscription acquisition activities during the second half of fiscal year 2006 to expand our subscription base and promote the TiVo brand for future partnerships. TiVo-Owned subscriptions gross additions in the fourth quarter of fiscal year 2006 were 221,000, which was down 20% from the quarter ended January 31, 2005. For the fiscal year ending January 31, 2007, we expect our subscription acquisition costs to increase due at least in part to the new multi-tiered pricing structure we have announced which will include a TiVo DVR for no upfront payment in exchange for customer commitment to either a one, two, or three year service plan. We expect to continue achieving growth in our TiVo-Owned subscription base in fiscal 2007; however, we expect this growth to be offset by losses in our DIRECTV subscription base as DIRECTV supports a competing DVR technology.

The following table sets forth selected information as of our fiscal year ended January 31, 2006, 2005, and 2004:

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands)
Service and technology revenues	$170,859	$115,476	$77,357

Net revenues	$195,925	$172,055	$141,080
Cost of revenues	(121,778)	(156,258)	(106,150)
Operating expenses	(114,152)	(91,594)	(57,410)

Loss from operations	$(40,005)	$(75,797)	$(22,480)

Cash flows from operating activities	$3,425	$(37,214)	$(7,659)

Service and Technology Revenues. Our service and technology revenues increased $55.4 million or 48% during the fiscal year ended January 31, 2006 compared to the prior fiscal year. This increase was primarily due to an increase in our total subscription base of approximately 1.4 million new subscriptions during the fiscal year ended January 31, 2006.

Net Revenues. In addition to service and technology revenues, our net revenues include our hardware revenues as well as any offsetting effects of contra-revenue such as rebates, revenue shares, and other payments to channel. Net revenues increased by $23.9 million or 14% during the fiscal year ended January 31, 2006 compared to the prior fiscal year. While service revenues increased significantly, those benefits were largely offset by lower hardware and technology revenues.

Cost of Revenues. Our total costs of revenues, which include cost of service revenues, cost of technology revenues, and cost of hardware revenues, decreased by $34.5 million or 22% during the fiscal year ended January 31, 2006. The cost of service and technology revenues for the fiscal year ended January 31, 2006 decreased by $1.0 million, or 3%, compared to the prior fiscal year primarily as a result of substantial completion of existing engineering services contracts. The cost of hardware revenues for the fiscal year ended January 31, 2006 decreased by $33.5 million, or 28%, compared to the prior fiscal year, primarily due to decreased hardware sales volume arising from increased competition.

Operating Expenses. Our operating expenses, including research and development, sales and marketing, and general and administrative expenses, increased $22.6 million or 25% during the fiscal year ended January 31, 2006 compared to the prior fiscal year. The largest contributor to the increase in operating expenses was the increase in legal expenses related to on-going litigation of $14.5 million for the fiscal year ended January 31, 2006, as compared to the prior fiscal year.

Cash Flows from Operating Activities. Our cash provided by operating activities for the fiscal year ended January 31, 2006 was $3.4 million, as compared to ($37.2) million used in operating activities for the prior fiscal year. This improvement in cash flows from operating activities is largely due to the increase in our service revenues gross margin.

Key Business Metrics

Management periodically reviews certain key business metrics in order to evaluate our operations, allocate resources, and drive financial performance in our business. Management monitors these metrics together and not individually as it does not make business decisions based upon any single metric.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate TiVo’s relative position in the marketplace and to forecast future potential service revenues. Below is a table that details the growth in our subscription base during the past eight quarters. The TiVo-Owned lines refer to subscriptions sold directly by TiVo to consumers who have TiVo-enabled DVRs. The DIRECTV lines refer to subscriptions sold by DIRECTV to consumers who have integrated DIRECTV satellite receivers with TiVo service. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay a recurring fee, as opposed to a one-time product lifetime fee.

	Three Months Ended
(Subscriptions in thousands)	Jan 31, 2006	Oct 31, 2005	Jul 31, 2005	April 30, 2005	Jan 31, 2005	Oct 31, 2004	Jul 31, 2004	April 30, 2004
TiVo-Owned Subscription Gross Additions:	221	92	77	104	276	119	78	82
Subscription Net Additions:
TiVo-Owned	183	55	40	72	251	103	63	68
DIRECTV	173	379	214	247	447	316	225	196

Total Subscription Net Additions	356	434	254	319	698	419	288	264
Cumulative Subscriptions:
TiVo-Owned	1,491	1,308	1,253	1,213	1,141	890	787	724
DIRECTV	2,873	2,700	2,321	2,107	1,860	1,413	1,097	872

Total Cumulative Subscriptions	4,364	4,008	3,574	3,320	3,001	2,303	1,884	1,596
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	51%	51%	51%	51%	50%	46%	43%	42%

Included in the 4,364,000 subscriptions are approximately 100,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has paid for the TiVo service and (ii) service is not canceled. We offer a product lifetime subscription for general sale, under which consumers could purchase a subscription that is valid for the lifetime of a particular DVR. We have announced our intention to eliminate the product lifetime service option. We count these as subscriptions until both of the following conditions are met: (i) the four-year period we use to recognize lifetime subscription revenues ends, and (ii) the related DVR has not made contact to the TiVo service within the prior six-month period. Lifetime subscriptions past the four-year mark which have not called into the TiVo service for six-months are not counted in this total. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies.

We believe TiVo-Owned subscription net additions for the fiscal year ended January 31, 2006 decreased by 135,000 compared to the prior fiscal year period because of increased competition from DVRs distributed by cable and satellite providers, including DIRECTV’s TiVo and non-TiVo products. The percent of cumulative TiVo-Owned subscriptions paying recurring fees was 51% during the quarter ended January 31, 2006, an increase of 1% from the same period last year, due to the fact that 70% of TiVo-Owned subscription gross additions chose a monthly fee option. DIRECTV subscription net additions were 171,000 lower for the fiscal year ended January 31, 2006 than the prior fiscal year.

As of January 31, 2006, approximately 100,000 product lifetime subscriptions had exceeded the four-year period we use to recognize product lifetime subscription revenues, but had made contact to the TiVo service within the prior six months. This represents approximately 13.3% of our cumulative lifetime subscriptions as compared to 11.4% for the fiscal year ended January 31, 2005. We continue to incur costs of services for these subscriptions without recognizing corresponding subscription revenues.

In the past, we offered some of our consumer electronics partners a version of the TiVo service with reduced functionality called TiVo Basic™ that does not involve a fee to consumers. DVRs with the TiVo Basic service that have not upgraded to the TiVo service are not included in our subscription totals.

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

The following table presents our TiVo-Owned Churn Rate information:

	Fiscal Year Ended January 31,
	2006	2005	2004
	in thousands, accept percentages
TiVo-Owned subscription cancellations	(144)	(69)	(22)
Average TiVo-Owned subscriptions	1,269	819	486
Annual Churn Rate	11%	8%	5%
Number of Months	12	12	12
TiVo-Owned Churn Rate per month	0.9%	0.7%	0.4%

The TiVo-Owned Churn Rate per month was 0.9% for the fiscal year ended January 31, 2006, compared to 0.7% and 0.4% per month in for the fiscal years ended January 31, 2005 and 2004, respectively. We also count as churn those product lifetime subscriptions that have both reached the end of the four-year revenue recognition period and whose DVRs have not contacted the TiVo service within the prior six-months. The TiVo-Owned Churn rate per month of 0.9% for the fiscal year ended January 31, 2006, is comprised of 0.1% attributable to these product lifetime subscriptions and 0.8% from cancellation of recurring subscriptions. Conversely, we do not count as churn product lifetime subscriptions that have not reached the end of the four-year revenue recognition period, regardless of whether such subscriptions continue to contact the TiVo service. We anticipate our TiVo-Owned Churn Rate will increase in future periods as a result of increased competition in the marketplace and increased churn from these product lifetime subscriptions.

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(As Adjusted - Note 2A)
Subscription Acquisition Costs
Sales and marketing expenses	$35,047	$37,367	$18,947
Rebates, revenue share, and other payments to channel	47,027	54,696	9,159
Hardware revenues	(72,093)	(111,275)	(72,882)
Cost of hardware revenues	86,817	120,323	74,836

Total Acquisition Costs	96,798	101,111	30,060

TiVo-Owned Subscription Gross Additions	494	555	282
Subscription Acquisition Costs (SAC)	$196	$182	$106

During the twelve months ended January 31, 2006, our total acquisition costs were $96.8 million, and SAC was $196. Comparatively, total acquisition costs for the twelve months ended January 31, 2005 and 2004 were $101.1 million and $30.1 million, respectively and SAC was $182 and $106, respectively. SAC increased by $14 or 8% for the twelve months ended January 31, 2006 compared to the prior-year period due primarily to increased expenses related to rebates, revenue share, and other payments to channel.

As a result of the seasonal nature of our subscription growth, SAC varies significantly during the year. Management primarily reviews this metric on an annual basis due to the timing difference between our recognition of promotional program expense and the subsequent addition of the related subscription acquisition. For example, we have historically incurred increased sales and marketing expense during our third quarter in anticipation of new subscriptions that may be added during the fourth quarter and in subsequent periods in addition to those added during the third quarter.

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues, and as a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation and reconciles ARPU for TiVo-Owned subscriptions to our reported service and technology revenues:

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except ARPU)
TiVo-Owned Average Revenue per Subscription
Service and Technology revenues	$170,859	$115,476	$77,357
Less: Technology revenues	(3,665)	(8,310)	(15,797)

Total Service revenues	167,194	107,166	61,560
Less: DIRECTV-related service revenues	(32,788)	(21,071)	(11,624)

TiVo-Owned-related service revenues	134,406	86,095	49,936
Average TiVo-Owned revenues per month	11,201	7,175	4,161
Average TiVo-Owned per month subscriptions	1,269	819	486

TiVo-Owned ARPU per month	$8.83	$8.76	$8.57

TiVo-Owned ARPU per month for the fiscal year ended January 31, 2006 increased from fiscal years 2005 and 2004 to $8.83 from $8.76 from $8.57, respectively. This increase was largely due to increased volume of monthly subscriptions. The impact on ARPU of this increase in monthly subscriptions was partially offset by two factors: (1) an increase in the number of TiVo-Owned product lifetime subscriptions that reached the end of the four-year period we use to recognize lifetime subscription revenue; and (2) the impact of our multi-subscription discount, under which some of our recurring revenue subscriptions pay only $6.95 per month.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period. The following table shows this calculation and reconciles ARPU for DIRECTV subscriptions to service and technology revenues:

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except ARPU)
DIRECTV Average Revenue per Subscription
Service and Technology revenues	$170,859	$115,476	$77,357
Less: Technology revenues	(3,665)	(8,310)	(15,797)

Total Service revenues	167,194	107,166	61,560
Less: TiVo-Owned-related service revenues	(134,406)	(86,095)	(49,936)

DIRECTV-related service revenues	32,788	21,071	11,624
Average DIRECTV revenues per month	2,732	1,756	969
Average DIRECTV per month subscriptions	2,376	1,154	377

DIRECTV ARPU per month	$1.15	$1.52	$2.57

ARPU per month for DIRECTV subscriptions for the fiscal year ended January 31, 2006 decreased from the same-year prior period to $1.15 from $1.52 and $2.57, respectively. The continued decrease in ARPU per month for DIRECTV is the result of the addition of new DIRECTV subscriptions. While these more recent DIRECTV subscription additions offer lower recurring revenues than subscriptions added during earlier phases of our DIRECTV relationship, they result in more attractive percent margins because they involve limited or no acquisition costs and lower recurring expenses.

Critical Accounting Estimates

Critical accounting estimates are those that reflect significant judgments and uncertainties, and may potentially result in materially different results under different assumptions and conditions. We base our discussion and analysis on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles as described in Item 8. Note 1. “Nature of Operations” in the notes to our consolidated financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenue, and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances. The results of this analysis form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions. For a detailed discussion on the application of these and other accounting estimates, see Item 8. Note 2. “Summary of Significant Accounting Policies” in the notes to our consolidated financial statements.

Recognition Period for Lifetime Subscriptions Revenues. TiVo offers a product lifetime subscription option for general sale for the life of the DVR for a one-time, upfront payment. We have announced our intention to eliminate the product lifetime service option. We recognize subscription revenues from lifetime subscriptions ratably over a four-year period, based on our estimate of the useful life of these DVRs. As of January 31, 2006, 100,000 product lifetime subscriptions had exceeded the four-year period we use to recognize product lifetime subscription revenues and had made contact with the TiVo service within the prior six month period. This represents approximately 13.3% of our cumulative lifetime subscriptions as compared to 11.4% for the fiscal year ended January 31, 2005. If we determine at a later date that the useful life of a TiVo-enabled DVR is shorter or longer than four-years, we would recognize revenues from this source over a shorter or longer period. Our product is still relatively new, and as we gather more user information, we may revise this estimated life.

Engineering Services Project Cost Estimates. For engineering services that are essential to the functionality of the software or involve significant customization or modification, we recognize revenues using the percentage-of-completion method, as described in Statement of Position (SOP) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” We recognize revenue by measuring progress toward completion based on the ratio of costs incurred to total estimated costs of the project, an input method. In general, these contracts are long-term and complex. We believe we are able to make reasonably dependable estimates based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. These estimates include forecasting of costs and schedules, estimating contract revenue related to contract performance, projecting cost to complete, tracking progress of costs incurred to date, and projecting the remaining effort to complete the project. Costs included in engineering services are labor, materials, and overhead related to the specific activities that are required for the project. Costs related to general infrastructure or platform development are not included in the engineering services project cost estimates. These estimates are assessed continually during the term of the contract and revisions are reflected when the conditions become known. In some cases, we have accepted engineering services contracts that were expected to be losses at the time of acceptance. Provisions for all losses on contracts are recorded when estimates determine that a loss will be incurred on a contract. Using different cost estimates, or different methods of measuring progress to completion, engineering services revenues and expenses may produce materially different results. A favorable change in estimates in a period could result in additional revenue and profit, and an unfavorable change in estimates could result in a reduction of revenue and profit or the recording of a loss that would be borne solely by TiVo.

Consumer Rebate Redemption Rate and Sales Incentives Programs. In accordance with Emerging Issues Task Force (EITF) 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” we record an estimated potential liability for our consumer rebate program that is based on the percentage of customers that were reimbursed for the rebate for similar past programs and adjust estimates to consider actual redemptions. The redemption percentages from the most recently completed $100 programs have ranged from 50% to 67%, averaging 57%. During the fiscal year ended January 31, 2006, we recorded a charge of $27.0 million related to current $150 rebate programs announced in September 2005, of which $17.1 million remains accrued as of January 31, 2006. A one-percentage point deviation in our redemption rebate estimate would have resulted in an increase or decrease in expense of approximately $415,000. Upon full completion of consumer rebate programs, any unredeemed consumer rebate expense will be reversed. Additionally, we record an estimated potential liability for our consumer discount programs that are based on the number of estimated sell-through units for the programs. During the quarter ended July 31, 2005, we offered a

$50 discount and a $100 discount program to all retailers which resulted in the recording of an accrual of $3.5 million for the quarter. As of January 31, 2006, approximately $24,000 remains in our accrued liabilities. These consumer rebates and sales incentives programs are recognized as “rebates, revenue share, and other payments to channel” in our consolidated financial statements.

Deferred Revenues and Costs on Bundled Sales Programs. Under certain marketing and pricing programs offered to consumers through our website or otherwise, we may offer DVRs for no cost or DVRs at a discounted price when bundled with a pre-paid subscription (Bundled Sales Programs). These are multiple element arrangements under Emerging Issues Task Force (EITF) 00-21, “Revenue Arrangements with Multiple Deliverables,” and previously, we would allocate the prepaid fee to the DVR and subscription based on their relative fair values. Previously, to the extent that the cost of the DVR exceeded the revenue allocated to the DVR, the excess costs were deferred and amortized over the period of the subscription. However, due to our change in accounting policy we now expense these costs at the time of the shipment of the DVR. (See Note 2A in the Notes to the Consolidated Financial Statements.)

Valuation of Inventory. We maintain a finished goods inventory of TiVo-enabled DVRs throughout the year. We value inventory at the lower of cost or net realizable value with cost determined on the first-in, first-out method. We base write-downs to inventories on changes in selling price of a completed unit. Estimates are based upon current facts and circumstances and are determined in aggregate and evaluated on a total pool basis. We perform a detailed assessment of inventory at each balance sheet date, which includes a review of, among other factors, demand requirements and market conditions. Based on this analysis, we record adjustments, when appropriate, to reflect inventory at lower of cost or market. As of January 31, 2006, we have $218,000 in inventory reserves. Although we make every effort to ensure the accuracy of our forecasts of product demand and pricing assumptions, any significant unanticipated changes in demand or technological developments would significantly impact the value of our inventory and our reported operating results. In the future, if we find that our estimates are too optimistic and determine that our inventory needs to be written down further, we will be required to recognize such costs in our cost of revenue at the time of such determination. Conversely, if we find our estimates are too pessimistic and we subsequently sell product that has previously been written down, our gross margin in that period will be favorably impacted.

Recent Accounting Pronouncements

In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs-an Amendment of ARB No. 43, Chapter 4” (FAS 151). FAS 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of the provisions of FAS 151 is not expected to have a material impact on our financial position or results of operations.

On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which is a revision of FASB Statement No. 123, “Accounting for Stock Based Compensation.” Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based upon their fair values. Pro forma disclosure is no longer an alternative. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of Statement 123(R). The effective date of the new standard under these new rules for our consolidated financial statements is February 1, 2006, with early adoption permitted.

Statement 123(R) permits public companies to adopt its requirements using one of two methods:

A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date; and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented; or (b) prior interim periods of the year of adoption.

We have decided to adopt the modified prospective method, described above, beginning in fiscal year 2007.

As permitted by Statement 123, we currently account for share-based payments to employees using the intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position based on our current share based awards to employees. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, the valuation model used to value the options and other variables. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the Stock Compensation disclosure included in Note 2 to our consolidated financial statements.

Results of Operations

Net Revenues. Our net revenues for the fiscal years ended January 31, 2006, 2005, and 2004 as a percentage of total net revenues were as follows:

	Fiscal Year Ended January 31,
	2006		2005		2004
	(In thousands, except percentages)
Service revenues	$167,194	85%	$107,166	62%	$61,560	44%
Technology revenues	3,665	2%	8,310	5%	15,797	11%
Hardware revenues	72,093	37%	111,275	65%	72,882	52%
Rebates, revenue share, and other payments to channel	(47,027)	-24%	(54,696)	-32%	(9,159)	-6%

Net revenues	$195,925	100%	$172,055	100%	$141,080	100%

Change from same prior-year period	14%		22%		47%

Of the total service revenues and technology revenues for the fiscal year ended January 31, 2006, 2005, and 2004, $0, $6.8 million, and $19.7 million, respectively, were generated from related parties.

•	Service Revenues. Service revenues for the fiscal year ended January 31, 2006 increased 56% or $60.0 million over the service revenues for the fiscal year ended January 31, 2005. This increase was primarily due to the growth in our subscription base. Service revenues for the year ended January 31, 2005 were $107.2 million, 74% higher than the service revenues for the year ended January 31, 2004. During the fiscal year ended January 31, 2006, we activated 1.4 million new subscriptions to the TiVo service bringing the total cumulative subscriptions to nearly 4.4 million as of January 31, 2006, just over three times greater than the installed base as of January 31, 2004. Consumer demand for TiVo-enabled DVR and DVD products was driven by broad availability and strong support in the retail channel, consumer rebate programs, and increased consumer awareness of TiVo. We intend to generate continued TiVo-Owned subscription growth by managing our relationships with leading retailers like Best Buy, Circuit City, Target, Radio Shack, and others. Further on March 8, 2006 we announced a new multi-tiered pricing model for direct sales that will allow customers to receive a TiVo DVR for no upfront payment, in exchange for the customer’s commitment to either a one, two, or three year service plan. We anticipate fiscal year 2007 will have continued service revenue growth as our TiVo-Owned subscription base grows, however we expect this to be partially offset by losses of DIRECTV subscriptions. Revenues from advertising and research, which are included in our service revenues, while not material in this period, have increased.

•

Technology Revenues. In the fiscal year ended January 31, 2006, we derived 2% of our net revenues, or $3.7 million, from licensing and engineering services compared to 5% or $8.3 million in the prior fiscal year. Technology revenues for the fiscal year ended January 31, 2006 were 56% lower than the prior fiscal year. Additionally, during the three months ended July 31, 2005, we determined that we needed to incur $1.0 million of development costs related to a loss contract deemed substantially complete in fiscal year 2005. As a result, we recorded a total charge of $1.0 million to the statement of operations in the three months ended July 31, 2005 of which $435,000 was a reduction in technology revenues and $598,000 was an increase in costs of technology revenues. Technology revenues for the fiscal year ended January 31, 2005 were 47% lower than the prior fiscal year due to our decision to pursue fewer licensing agreements in the fiscal year 2005. Additionally, in the quarter ended October 31, 2004 we reduced our technology revenues by approximately $766,000 after we determined it was unlikely we would receive estimated revenues from one customer. Technology revenues for the twelve months ended January 31, 2006 are largely a result of amortization of deferred revenue on existing contracts, where development services have been substantially completed. To date, the Comcast development work is in the preliminary stages as the companies work towards an agreement of the engineering services to be delivered, and as such, no revenue has been recognized.

•	Hardware Revenues. Hardware revenues, net of allowance for sales returns, for the fiscal year ended January 31, 2006 was 37% of our net revenues compared to 65% for the prior fiscal year. For the fiscal year ended January 31, 2006, 2005 and 2004 one retail customer generated $31.7 million, $49.5 million and $28.3 million of hardware revenues or 44%, 29% and 20% of net revenues, respectively. For fiscal year ended January 31, 2006, the decrease in hardware revenues is largely a result of decreased hardware sales volume due to increased competition from DIRECTV’s TiVo products, as well as from other DVR distributors’ and cable and service providers. Additionally, the average selling price has declined quarter-over-quarter due to consumer incentive programs, including one program which offered a free DVR with the purchase of an annual or product lifetime product subscription. Although volume of units sold increased for the fiscal year ended January 31, 2005 by 200% from the prior fiscal year, hardware revenue from these units was lower per unit as we decreased our sales price per unit by nearly 22% to both our retail customers and consumers. We anticipate a further decline in hardware revenues due to our recent announcement regarding our new multi-tiered pricing model that will allow customers to receive a TiVo DVR for no upfront payment, in exchange for the customer’s commitment to either a one, two, or three year service plan.

•	Rebates, revenue share, and other payments to channel. We recognize certain marketing-related payments as a reduction of revenues in our consolidated statements of operations. These reductions are recorded based on an estimated potential liability for our consumer rebate program, which is based on the percentage of customers that were reimbursed for the rebate for similar past programs and then we adjust estimates to consider actual redemptions. Rebates, revenue share, and other payments to channel decreased by $7.7 million for the fiscal year ended January 31, 2006 as compared to the same prior fiscal year period. The primary contributor to the decrease in rebates, revenue share, and other payments to channel for the fiscal year ended January 31, 2006 as compared to the prior fiscal year was lower than expected rebate expenses due to fewer programs offered in the first half of fiscal year 2006. In addition, we had a reversal of $7.7 million of rebate expense during the six months ended July 31, 2005, which was primarily a result of a truing up the rebate accruals established in fiscal year 2005, for certain rebate programs that ended during the three months ended April 30, 2005. Consumer rebate expenses were $24.7 million for the fiscal year ended January 31, 2006, as compared to $37.1 million and $2.2 million, respectively, for fiscal years ended January 31, 2005 and 2004. Fiscal year 2004 expenses reflected the reversal of $3.2 million of the rebate accrual for rebate programs that ended on April 30, 2003. Other significant contributors to the increase were revenue share and market development funds paid to retailers. These marketing-related payments increased by $5.2 million and $4.3 million, respectively, for the fiscal year ended January 31, 2005, as compared to the prior-fiscal year.

Cost of service and technology revenues.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except percentages)
Cost of service revenues	$34,179	$29,360	$17,705
Cost of technology revenues	$782	$6,575	$13,609

Cost of service and technology revenues	$34,961	$35,935	$31,314

Change from same prior-year period	-3%	15%	24%
Percentage of service and technology revenues	20%	31%	40%
Service gross margin	$133,015	$77,806	$43,855
Technology gross margin	$2,883	$1,735	$2,188
Service gross margin as a percentage of service revenue	80%	73%	71%
Technology gross margin as a percentage of technology revenue	79%	21%	14%

Costs of service and technology revenues consist primarily of telecommunication and network expenses, employee salaries, call center, credit card processing fees, and other expenses related to providing the TiVo service. Also included are expenses related to providing engineering services to our customers, including employee salaries and related costs, as well as prototyping and other material costs. Cost of service and technology revenues for the fiscal year ended January 31, 2006 decreased by $1.0 million or 3% compared to the prior fiscal year. Cost of service and technology revenues for the fiscal year ended January 31, 2005 increased by $4.6 million or 15% compared to the prior fiscal year.

Cost of service revenues for the fiscal year ended January 31, 2006 increased by 16% or $4.8 million as compared to the prior fiscal year. The year over year increase was due to increased customer care center costs of 32% or $3.1 million compared to the prior fiscal year, a 14% or $454,000 increase in credit card fees, and an 11% or $327,000 increase in salaries and wages expense, as compared to the prior fiscal year. These increases are a direct result of our 45% or 1.4 million increase in total cumulative subscriptions. Cost of service revenues for the fiscal year ended January 31, 2005 increased 66% or by $11.7 million as compared to the prior fiscal year. Total customer care center expenses increased by 130% or by $5.5 million compared to the same prior-year period due to an increased level of staffing as a result of TiVo’s increased focus on issues of customer care and retention. Additionally, technology license fees increased by 269% or by $1.6 million for the fiscal year ended January 31, 2005 and, telecommunication and network expenses related to providing the TiVo service increased by 51% or by $1.6 million for the fiscal year ended January 31, 2005 as compared to the prior fiscal year.

Cost of technology revenues decreased by 88% or $5.8 million for the fiscal year ended January 31, 2006, as compared to the prior fiscal year. These decreases are a result of decreased technology revenues related to existing contracts, where development services have been substantially completed. During the three months ended July 31, 2005, we determined that we needed to incur additional development costs related to a loss contract deemed substantially complete in fiscal year 2005. As a result, we recorded an expense of $598,000 in the three months ended July 31, 2005. Additionally, the Comcast development work is in the preliminary stages and all of the $4.6 million of incurred costs have been deferred.

Cost of technology revenues decreased by 52% for the fiscal year ended January 31, 2005 as compared to the prior fiscal year. This decrease was largely due to fewer contracts requiring deployment of engineers from research and development activities. Additionally contributing to the decrease were lower provisions for losses on contracts related to providing engineering services to customers under agreements for which expenses exceeded the budgeted revenues. As a result of the decline in technology revenues and an adjustment to one contract’s cost estimate, technology revenues gross margin was $1.7 million for the fiscal year ended January 31, 2005 as compared to $2.2 million for the prior fiscal year.

Cost of hardware revenues.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except percentages)
Cost of hardware revenues	$86,817	$120,323	$74,836
Change from same prior-year period	-28%	61%	68%
Percentage of hardware revenues	120%	108%	103%
Hardware gross margin	$(14,724)	$(9,048)	$(1,954)
Hardware gross margin as a percentage of hardware revenue	-20%	-8%	-3%

Costs of hardware revenues include all product costs associated with the TiVo-enabled DVRs we distribute and sell, including manufacturing-related overhead and personnel, warranty, certain licensing, order fulfillment, and freight costs. We engage a contract manufacturer to build TiVo-enabled DVRs. We sell this hardware as a means to grow our service revenues and, as a result, do not intend to generate positive gross margins from these hardware sales. The number of DVRs sold to our retailers and through our direct channel decreased by approximately 35% compared to the fiscal year ended January 31, 2005, due to increased competition from DIRECTV’s TiVo products, as well as from other DVR distributors. The combination of (1) lower overall hardware revenues and (2) a greater percentage of our hardware revenues sold through our direct sales channel, which received $150 instant rebates, resulted in an increased gross margin loss, in terms of absolute dollars, for the fiscal year ended January 31, 2006. The hardware gross margin loss, as a percentage of hardware revenue, for the fiscal year ended January 31, 2006 has increased due largely to our pricing programs during fiscal year 2006, such as our bundled sales program for which all hardware costs are expensed upon shipment of the DVR and revenues are recognized over the subscription period. Cost of hardware revenues for the fiscal year ended January 31, 2005 increased 61% compared to the prior fiscal year primarily as a result of the increased overall sales volume of DVRs sold to retailers during this period as compared to the prior-year period. We believe the volume has increased because of our significant investment during this fiscal year in our subscription acquisition activities. Our hardware gross margin has continued to decline due to price reductions introduced in fiscal year 2006 and the shift in the mix of products to lower average selling price products and is expected to decline in fiscal year 2007 due to the new pricing structure.

Research and development expenses.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except percentages)
Research and development expenses	$41,087	$37,634	$22,167
Change from same prior-year period	9%	70%	7%
Percentage of net revenues	21%	22%	16%

Our research and development expenses consist primarily of employee salaries, related expenses, and consulting expenses. Research and development expenses, as a percentage of net revenue decreased 1%, for the fiscal year ended January 31, 2006, as compared to the prior fiscal year. However, in terms of absolute dollars, research and development increased 9% for the fiscal year ended January 31, 2006, as compared to the prior fiscal year. The absolute dollar increase in expenses for fiscal year ended January 31, 2006 was due largely to a $2.8 million decrease in research and development expenses allocated to cost of technology revenues.

Research and development expenses for the fiscal year ended January 31, 2005 increased 70% over the prior fiscal year period primarily due to increased salary expenses of $5.8 million. The increase is related to an increase in engineering headcount by 21 employees from the fiscal year ended January 31, 2004 and because fewer engineers were redeployed from research and development activities to engineering services activities.

Sales and marketing expenses.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except percentages)
Sales and marketing expenses	$35,047	$37,367	$18,947
Change from same prior-year period	-6%	97%	-61%
Percentage of net revenues	18%	22%	13%

Sales and marketing expenses consist primarily of employee salaries and related expenses, media advertising (including print, online, radio, and television), public relations activities, special promotions, trade shows, and the production of product related items, including collateral and videos. Sales and marketing expenses, as a percentage of net revenue, decreased by 4% for the fiscal year ended January 31, 2006, as compared to the prior fiscal year and, in terms of absolute dollars decreased by 6% for the fiscal year ended January 31, 2006, as compared to the prior fiscal year. The largest contributor to the decreased sales and marketing expenses for the fiscal year ended January 31, 2006, in terms of absolute dollars, was advertising expense that decreased by 35% or by $5.6 million from the prior fiscal year. This decrease was offset by $1.4 million for salaries and bonuses due to an increase in regular headcount by 10 employees. In addition we had a $1.3 million increase in public relations and events expense.

Our sales and marketing expenses for the fiscal year ended January 31, 2005 were significantly higher than for the fiscal year ended January 31, 2004 due to our increased investment in subscription acquisition activities.

The largest contributor to this increased investment in sales and marketing expenses for the fiscal year ended January 31, 2005, in terms of absolute dollars, was our advertising expense, including print and radio advertising, which increased by $15.6 million. For the fiscal year ended January 31, 2004, total advertising expense was $369,000. Another contributor to the fiscal year 2005 increase was public relations and event expense that increased by 96% or by $1.3 million from the fiscal year ended January 31, 2004.

General and administrative expenses.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except percentages)
General and administrative	$38,018	$16,593	$16,296
Change from same prior-year period	129%	2%	13%
Percentage of net revenues	19%	10%	12%

General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative, legal, accounting, information technology systems, customer operations personnel, facility costs, and professional fees. General and administrative expenses, as a percentage of net revenues increased 9% for the fiscal year ended January 31, 2006 as compared to the prior fiscal year, and in terms of absolute dollars increased 129%, compared to the prior fiscal year. This increase was largely due to increased legal and consulting expenses in connection with our ongoing litigation. For the fiscal year ended January 31, 2006 legal and consulting expenses increased $14.5 million largely due to ongoing litigation. Salaries and wages expense increased by $4.0 million for the fiscal year ended January 31, 2006 due to an increase in regular headcount of 13 personnel, costs associated with transition arrangements of highly compensated executives and adoption of the non-executive bonus plan as compared to the prior fiscal year. General and administrative expenses for the fiscal year ended January 31, 2005 increased 2% compared to the same prior-year period. The increase was primarily due to salaries and wages that increased 16%, or $1.1 million compared to the same prior-year period primarily due to an increase in accounting and information system headcount of 20 employees. In connection with our ongoing lawsuits, we have expensed $1.3 million for the fiscal year ended January 31, 2005 for legal expenses in connection with the Sony patent infringement case. We expect to continue to incur legal expenses for all pending lawsuits, including material amounts related to the EchoStar Communications patent infringement cases in the future.

Interest income. Interest income resulting from cash and cash equivalents held in interest bearing accounts and short-term investments for the fiscal year ended January 31, 2006 was $3.1 million, or approximately double the $1.5 million from the prior fiscal year. The increase was a result of an increase to 3.3% in the average interest rate earned in the fiscal year ended January 31, 2006 from 1.4% in the prior fiscal year.

Interest income resulting from cash and cash equivalents held in interest bearing accounts and short-term investments for the fiscal year ended January 31, 2005 was approximately triple the $498,000 of the prior fiscal year. The increase was a result of significantly higher levels of cash during the year.

Interest expense and other. Interest expense and other for the fiscal year ended January 31, 2006 was $14,000, as compared to $5.5 million from the prior fiscal year. This decrease was largely due to no outstanding convertible notes payable during fiscal year 2006.

For fiscal year ended January 31, 2005 and 2004, interest expense and other primarily consists of cash and non-cash charges related to interest expense paid for coupon interest expense on the convertible notes and interest expense paid to our consumer electronics manufacturers according to negotiated deferred payment schedules. Interest expense and other for the fiscal year ended January 31, 2005 decreased 43% from the prior fiscal year primarily due to fewer convertible notes payable that were due interest payments.

	Fiscal Year Ended January 31,
	2006	2005	2004
	(In thousands, except percentages)
Total cash interest expense	14	608	1,443
Total non-cash interest expense	—	4,854	8,139

Total interest expense	14	5,462	9,582
Total other expenses	—	(3)	5

Total interest expense and other	14	5,459	9,587

Change from same prior-year period	-100%	-43%	-65%

Provision for income taxes. Income tax expense for the fiscal year ended January 31, 2006, 2005, and 2004 was primarily due to franchise taxes paid to various states and foreign withholding taxes.

Liquidity and Capital Resources

We have financed our operations and met our capital expenditure requirements primarily from the proceeds of the sale of equity and debt securities. Our cash resources are subject, in part, to the amount and timing of cash received from our subscriptions, licensing and engineering services customers, and hardware customers. At January 31, 2006, we had $104.2 million of cash and cash equivalents and short-term investments. We believe our cash and cash equivalents, funds generated from operations, and our revolving line of credit facility with Silicon Valley Bank represent sufficient resources to fund operations, capital expenditures, and working capital needs through the next twelve months.

Statement of Cash Flows Discussion

Our primary sources of liquidity are cash flows provided by operations and by financing activities. Although we currently anticipate these sources of liquidity will be sufficient to meet our cash needs through the next twelve months, we may require or choose to obtain additional financing. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and the condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution. Please refer to our Annual Report on Form 10-K Part I, Item 1A, “Risk Factors” for further discussion.

The following table summarizes our cash flow activities:

	Fiscal Year Ended January 31,
	2006	2005	2004
Net cash provided by (used in) operating activities	$3,425	$(37,214)	$(7,659)
Net cash used in investing activities	(10,805)	(18,099)	(3,660)
Net cash provided by financing activities	5,433	4,348	109,128

Net Cash Used in Operating Activities

The increase in net cash provided by (used in) operating activities from fiscal year 2005 to 2006 was largely attributable to the decrease in net loss incurred during fiscal year 2006. The primary changes in net loss for the fiscal year ended January 31, 2006 were higher service and technology gross margins of $56.4 million coupled with lower rebates, revenue share, and other payments to channel of $7.7 million, which were partially offset by increased operating expenses of $22.6 million, as compared to the prior fiscal year.

The increase in net cash used in operating activities from fiscal year 2004 to 2005 was primarily attributable to the increase in net loss incurred in fiscal year 2005 compared to 2004. The primary change in net loss was an increase in sales and marketing expense of $18.4 million related to our increased advertising activities and consumer rebate expenses of $37.1 million. The increase in net cash used in operations was partially offset by a decrease in payments for accounts payable and accrued liabilities of $21.1 million during fiscal year 2005 as compared to the same prior-year period and by an increase in revenues from subscriptions.

Cash from deferred revenues has increased during the fiscal years 2006, 2005, and 2004 because we sold product lifetime subscriptions and receive up front license and engineering services payments. These activities cause us to receive cash payments in advance of providing the services, which we recognize as deferred revenues.

Net Cash Used in Investing Activities

Net cash used in investing activities for fiscal years 2006 was largely due to the acquisition of intangible assets for $3.9 million and purchases of property and equipment of $7.1 million to support our business. Short-term investment purchases were offset by short term investment sales. The decrease in net cash used in investing was due to the decrease of $185,000 in short term investments activities for fiscal year ended January 31, 2006 as compared to the increase of $14.1 million for the fiscal year ending January 31, 2005.

The increases in net cash used in investing activities for fiscal years 2005 and 2004 were primarily attributable to increased purchases of short-term investments. Additionally, we increased purchases of property and equipment to support our business. During the fiscal year 2004, we acquired intangible assets in exchange for the issuance of common stock because of the Strangeberry Inc. acquisition and in exchange for the issuance of common stock for acquisition of patent rights.

Net Cash Provided by Financing Activities

For the fiscal year ended January 31, 2006, the principal source of cash generated from financing activities related to the issuance of common stock for stock options exercised and our employee stock purchase plan. These transactions generated $7.0 million and $2.9 million, respectively. We paid down our line of credit with Silicon Valley Bank by $8.0 million, which consisted of $4.5 million outstanding as of January 31, 2005 and incremental borrowings during fiscal year 2006 of $3.5 million.

For the fiscal year 2005, the principal source of cash generated from financing activities related to our borrowing under our line of credit with Silicon Valley Bank and the issuance of common stock under our employee stock purchase plan. These transactions generated $4.5 million and $2.4 million, respectively, for the year ended January 31, 2005 and 2004. Additionally, $1.7 million was obtained from the issuance of common stock for stock options exercised and $4.3 million was used as payment for the redemption of all of the remaining outstanding 7% convertible notes.

Financing Agreements

$100 Million Universal Shelf Registration Statement. We have an effective universal shelf registration statement on Form S-3 (No. 333-113719) on file with the Securities and Exchange Commission under which we may issue up to $100,000,000 of securities, including debt securities, common stock, preferred stock, and warrants. Depending upon market conditions, we may issue securities under this or future registration statements.

Revolving Line of Credit Facility with Silicon Valley Bank. On June 29, 2004, we renewed our loan and security agreement with Silicon Valley Bank for an additional two years, whereby Silicon Valley Bank agreed to increase the amount of the revolving line of credit it extends to us from a maximum of $6 million to $15 million. The line of credit now bears interest at the greater of prime or 4.00% per annum, but in an event of default that is continuing, the interest rate becomes 3.00% above the rate effective immediately before the event of default. At January 31, 2006, we were in compliance with the covenants and had no amount outstanding under the line of credit. The line of credit terminates and any and all borrowings are due on June 29, 2006. However, we have the right to terminate earlier without penalty upon written notice and repayment of all amounts borrowed.

Contractual Obligations

As of January 31, 2006, we had contractual obligations to make the following cash payments:

	Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
	(In thousands)
Operating leases	$3,668	$3,395	$273	$—	$—
Purchase obligations	2,634	2,634	—	—	—

Total contractual cash obligations	$6,302	$6,029	$273	$—	$—

Purchase Commitments with Contract Manufacturers and Suppliers. We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, in order to manage manufacturing lead times and help assure adequate component supply, we enter into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by us or that establish the parameters defining our requirements. In certain instances, these agreements allow us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed. The table above displays that portion of our purchase commitments arising from these agreements that is firm, non-cancelable, and unconditional.

Other commercial commitments as of January 31, 2006, were as follows:

	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
	(In thousands)
Standby letter of credit	$477	$—	$477	$—	$—

Total contractual obligations	$477	$—	$477	$—	$—

Off-Balance Sheet Arrangements

As part of our ongoing business, we generally do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities. Accordingly, our operating results, financial condition, and cash flows are not generally subject to off-balance sheet risks associated with these types of arrangements. We did not have any material off-balance sheet arrangements at January 31, 2006.